UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15( d ) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	August 18, 2006
CRAWFORD & COMPANY

(Exact Name of Registrant as Specified in Its Charter)
Georgia

(State or Other Jurisdiction of Incorporation)

1-10356	58-0506554

(Commission File Number)	(IRS Employer Identification No.)

5620 Glenridge Drive, N.E., Atlanta, Georgia	30342

(Address of Principal Executive Offices)	(Zip Code)
(404) 256-0830

(Registrant’s Telephone Number, Including Area Code)
N/A

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On August 18, 2006, Crawford & Company (the “Company”) entered into a definitive Stock Purchase Agreement with Platinum Equity, LLC (“Platinum”) pursuant to which the Company will acquire from Platinum all the issued and outstanding capital stock of Broadspire Management Services, Inc. (“Broadspire”) for total consideration of $150 million in cash, subject to customary closing adjustments. This description of the Stock Purchase Agreement and the related transactions is qualified in its entirety by reference to the definitive Stock Purchase Agreement, a copy of which is attached hereto as Exhibit 10.1.
     On August 21, 2006, the Company issued a press release announcing the transaction described above, a copy of which is attached hereto as Exhibit 99.1
     The Company expects to finance the consideration for the transaction described above using a combination of cash on hand and proceeds from a new credit facility. The Company expects the acquisition to be completed during the fourth quarter of 2006, pending expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act and other customary closing conditions. The transaction described above has been approved by the Company’s board of directors and by Platinum, which is the 100% owner of the capital stock of Broadspire. There are no material relationships between the Company, or any of its affiliates, and Platinum, or any of its affiliates, other than in respect of the Stock Purchase Agreement.
Item 9.01 Financial Statements and Exhibits
     (d) Exhibits
     The following exhibits are filed herewith:

Exhibit Number	Description
10.1	Stock Purchase Agreement, dated as of August 18, 2006, by and between Crawford & Company and Platinum Equity, LLC

99.1	Press release dated August 21, 2006

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRAWFORD & COMPANY
By:	/s/ R. Eric Powers III
R. Eric Powers, III
Assistant Corporate Secretary

Dated: August 21, 2006

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